Filed Pursuant to Rule 433

Dated May 29, 2014

Registration Statement No. 333-196003

3M Company

Medium-Term Notes, Series F

$625,000,000 1.625% Notes due 2019

$325,000,000 3.875% Notes due 2044

Summary of Terms

1.625% Notes due 2019
Issuer:	3M Company
Expected Ratings:	Aa2 (Stable) / AA- (Stable) (Moody’s / S&P)*
Security Description:	SEC-Registered 5-year Fixed Rate Notes
Principal Amount:	$625,000,000
Trade Date:	May 29, 2014
Settlement Date:	June 5, 2014 (T+5)
Maturity Date:	June 15, 2019
Coupon:	1.625% per annum
Interest Payment Dates:	Payable semi-annually on the 15th day of June and December, beginning December 15, 2014
Basis:	30/360
Benchmark Treasury:	1.625% due April 30, 2019
Benchmark Treasury Yield:	1.493%
Re-offer Spread to Benchmark:	T + 25 bps
Re-offer Yield:	1.743%
Price to Public:	99.434%
Gross Proceeds:	$621,462,500
CUSIP / ISIN:	88579Y AG6 / US88579YAG61
Minimum Denominations:	$2,000 by $1,000
Redemption:	Yes, Optional Make-Whole Redemption as provided in Annex 1 hereto
Joint Book-Running Managers:	Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

Annex 1

for

1.625% Notes due 2019

The 1.625% Notes due 2019 will be redeemable at any time, in whole or from time to time in part, at our option at a redemption price equal to the greater of

•                  100% of the principal amount of the 1.625% Notes due 2019 to be redeemed, and

•                  as determined by the quotation agent (as defined below), the sum of the present values of the remaining scheduled payments of principal of and interest on the 1.625% Notes due 2019 to be redeemed (not including any interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the treasury rate (defined below) plus 5 basis points plus, in either case, accrued and unpaid interest on the 1.625% Notes due 2019 to the redemption date.

“Treasury rate” means, with respect to any redemption date, the annual rate equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price of the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date.

“Comparable treasury issue” means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the 1.625% Notes due 2019 to be redeemed that would be utilized, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 1.625% Notes due 2019.

“Comparable treasury price” means, with respect to any redemption date, (i) the average of at least three reference treasury dealer quotations for that redemption date, after excluding the highest and lowest of five or more reference treasury dealer quotations, or (ii) if the Trustee obtains fewer than five reference dealer quotations, the average of all reference treasury dealer quotations so obtained.

“Quotation agent” means the reference treasury dealer appointed by the Issuer.

“Reference treasury dealer” means (i) each of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC and their respective successors; however, if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), the Issuer will substitute another primary treasury dealer; and (ii) any other primary treasury dealer(s) selected by the Issuer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

In the case of a partial redemption, selection of the 1.625% Notes due 2019 for redemption will be made pro rata, by lot or such other method as the Trustee in its sole discretion deems appropriate and fair. 1.625% Notes due 2019 will be redeemed in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the 1.625% Notes due 2019 to be redeemed at its registered address. If any 1.625% Notes due 2019 are to be redeemed in part only, the notice of redemption that relates to the 1.625% Notes due 2019 will state the portion of the 1.625% Notes due 2019 to be redeemed. New 1.625% Notes due 2019 in principal amounts of at least $2,000 equal to the unredeemed portion of the 1.625% Notes due 2019 will be issued in the name of the holder of the 1.625% Notes due 2019 upon surrender for cancellation of the original 1.625% Notes due 2019. Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 1.625% Notes due 2019 or the portions of the 1.625% Notes due 2019 called for redemption.

3.875% Notes due 2044
Issuer:	3M Company
Expected Ratings:	Aa2 (Stable) / AA- (Stable) (Moody’s / S&P)*
Security Description:	SEC-Registered 30-year Fixed Rate Notes
Principal Amount:	$325,000,000
Trade Date:	May 29, 2014
Settlement Date:	June 5, 2014 (T+5)
Maturity Date:	June 15, 2044
Coupon:	3.875% per annum
Interest Payment Dates:	Payable semi-annually on the 15th day of June and December, beginning December 15, 2014
Basis:	30/360
Benchmark Treasury:	3.625% due February 15, 2044
Benchmark Treasury Yield:	3.302%
Re-offer Spread to Benchmark:	T + 75 bps
Re-offer Yield:	4.052%
Price to Public:	96.940%
Gross Proceeds:	$315,055,000
CUSIP / ISIN:	88579Y AH4 / US88579YAH45
Minimum Denominations:	$2,000 by $1,000
Redemption:	Yes, Optional Make-Whole Redemption as provided in Annex 2 hereto
Joint Book-Running Managers:	Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

Annex 2

for

3.875% Notes due 2044

The 3.875% Notes due 2044 will be redeemable at any time, in whole or from time to time in part, at our option at a redemption price equal to the greater of

•                  100% of the principal amount of the 3.875% Notes due 2044 to be redeemed, and

•                  as determined by the quotation agent (as defined below), the sum of the present values of the remaining scheduled payments of principal of and interest on the 3.875% Notes due 2044 to be redeemed (not including any interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the treasury rate (defined below) plus 12.5 basis points plus, in either case, accrued and unpaid interest on the 3.875% Notes due 2044 to the redemption date.

“Treasury rate” means, with respect to any redemption date, the annual rate equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price of the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date.

“Comparable treasury issue” means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the 3.875% Notes due 2044 to be redeemed that would be utilized, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 3.875% Notes due 2044.

“Comparable treasury price” means, with respect to any redemption date, (i) the average of at least three reference treasury dealer quotations for that redemption date, after excluding the highest and lowest of five or more reference treasury dealer quotations, or (ii) if the Trustee obtains fewer than five reference dealer quotations, the average of all reference treasury dealer quotations so obtained.

“Quotation agent” means the reference treasury dealer appointed by the Issuer.

“Reference treasury dealer” means (i) each of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC and their respective successors; however, if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), the Issuer will substitute another primary treasury dealer; and (ii) any other primary treasury dealer(s) selected by the Issuer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.

In the case of a partial redemption, selection of the 3.875% Notes due 2044 for redemption will be made pro rata, by lot or such other method as the Trustee in its sole discretion deems appropriate and fair. 3.875% Notes due 2044 will be redeemed in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the 3.875% Notes due 2044 to be redeemed at its registered address. If any 3.875% Notes due 2044 are to be redeemed in part only, the notice of redemption that relates to the 3.875% Notes due 2044 will state the portion of the 3.875% Notes due 2044 to be redeemed. New 3.875% Notes due 2044 in principal amounts of at least $2,000 equal to the unredeemed portion of the 3.875% Notes due 2044 will be issued in the name of the holder of the 3.875% Notes due 2044 upon surrender for cancellation of the original 3.875% Notes due 2044. Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 3.875% Notes due 2044 or the portions of the 3.875% Notes due 2044 called for redemption.